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                                   EXHIBIT 21.1
                       SUBSIDIARIES OF THE TITAN CORPORATION


1.   The Titan Corporation

2.   Diversified Control Systems, Inc.

3.   Eldyne, Inc.

4.   Federal Services, Inc.

5.   Pulse Sciences, Inc.

6.   Titan Environmental Corporation

7.   Linkabit Wireless, Inc.

8.   Tomotherapeutics, Inc.

9.   Unidyne Corporation

10.  ServNow NetTechnologies, Inc.

11.  Titan Broadband Communications Corporation

12.  Titan Software Systems Corporation

13.  Linkabit Wireless Limited

14.  Titan Technologies and Information Systems Corporation

15.  Titan Purification, Inc.

16.  DBA Systems, Inc.